As filed with the Securities and Exchange Commission on April 15, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Etsy, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	20-4898921
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

55 Washington Street, Suite 512

Brooklyn, New York 11201

(718) 855-7955

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2015 Equity Incentive Plan

2006 Stock Plan

(Full title of plans)

Jordan Breslow, Esq.

General Counsel and Secretary

Etsy, Inc.

55 Washington Street, Suite 512

Brooklyn, New York 11201

(718) 855-7955

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Kenneth R. McVay, Esq.

Richard C. Blake, Esq.

Gunderson Dettmer Stough

Villeneuve Franklin & Hachigian, LLP

220 West 42nd Street, Floor 17

New York, New York 10036

(212) 730-8133

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2015 Equity Incentive Plan	14,735,179(2)	$16.00(4)	$235,762,864	$27,396
Common Stock, $0.001 par value per share, reserved for issuance pursuant to stock option awards outstanding under the 2006 Stock Plan	11,790,190(3)	$6.46(5)	$76,164,627	$8,850
TOTAL	26,525,369		$311,927,491	$36,246
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the plans as a result of any stock dividend, stock split, recapitalization, or other similar transaction.

(2)

The number of shares of our common stock available for issuance under the 2015 Equity Incentive Plan will equal the sum of (a) 14,100,000 shares, (b) the number of shares of our common stock remaining available for issuance under our 2006 Stock Plan as of the effective date of this Registration Statement, and (c) the number of shares of our common stock subject to awards under our 2006 Stock Plan that subsequently expire or lapse unexercised and shares issued pursuant to such awards that are forfeited or repurchased by us (such combined number not to exceed 12,653,075). The number of shares reserved for issuance under the 2015 Equity Incentive Plan will be increased automatically on the first business day of each of our fiscal years during the term of the plan, commencing in 2016, by a number equal to the lesser of: (a) 7,050,000 shares, (b) 5% of the number of shares of common stock outstanding on the last business day of the prior fiscal year; and (c) the number of shares determined by our board of directors. In general, to the extent that any awards under the 2015 Equity Incentive Plan are forfeited, terminate, expire or lapse without the issuance of shares, or if we repurchase the shares subject to the awards granted under the 2015 Equity Incentive Plan, those shares will become available for issuance under the 2015 Equity Incentive Plan, as will shares applied to pay the exercise or purchase price of an award or to satisfy tax withholding obligations related to any award.

(3)

Represents 11,790,190 shares of common stock reserved for issuance pursuant to stock option awards outstanding under the 2006 Stock Plan as of the date of this Registration Statement. Any shares of common stock that are subject to awards under the 2006 Stock Plan that are forfeited or lapse unexercised and would otherwise have been returned to the share reserve under the 2006 Stock Plan will be available for issuance under the 2015 Equity Incentive Plan. See footnote 2 above.

(4)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the initial public offering price of the Registrant’s common stock for the Registrant’s initial public offering pursuant to its Registration Statement on Form S-1 (File No. 333-202497) declared effective on April 15, 2015 (the “Initial Public Offering Price”).

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act on the basis of the weighted average exercise price of $6.46 per share of Registrant’s common stock (rounded up to the nearest hundredth).

PART I

Information Required in the Section 10(a) Prospectus

The information specified in this Part I is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (“Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, the documents that contain the information required in Part I are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

Etsy, Inc. (“Etsy”) incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a) Etsy’s prospectus filed on March 4, 2015 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-202497) (the “Form S-1”), which contains audited financial statements for Etsy’s latest fiscal year, audited financial statements of Jarvis Labs, Inc. and audited financial statements of Incubart SAS; and

(b) the description of Etsy’s common stock contained in Etsy’s Registration Statement on Form 8-A (File No. 001-36911) filed with the Commission on April 8, 2015, including any amendments or reports filed for the purpose of updating such description.

All other reports and documents filed by Etsy pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold are deemed incorporated by reference into this Registration Statement and a part of this Registration Statement from the date of filing of these documents, except for documents or information deemed furnished and not filed in accordance with the rules of the Commission. Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement will be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed incorporated by reference in this Registration Statement modifies or supersedes that statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, our amended and restated certificate of incorporation and amended and restated bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. The amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

—	for any breach of the director’s duty of loyalty to us or our stockholders;

—	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

—	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

—	for any transaction from which the director derives any improper personal benefit.

Our amended and restated certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of the certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.

Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our amended and restated bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding, and permit us to secure insurance on behalf of any director, officer, employee or other enterprise agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

We have entered into indemnification agreements with each of our directors and officers. The form of agreement provides that we will indemnify each of our directors and officers against any and all expenses incurred by that director or officer because of his or her status as one of our directors or officers, to the fullest extent permitted by Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws. In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors and officers in connection with a legal proceeding.

We carry liability insurance for our directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated in this Item 8 by reference.

Item 9. Undertakings.

(a). The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b). The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 15th day of April, 2015.

ETSY, INC.

By:
/s/ Jordan Breslow
	Name:	Jordan Breslow

	Title:	General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kristina Salen and Jordan Breslow, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	President, Chief Executive Officer and Chair (Principal Executive Officer)	April 15, 2015
/s/ Chad Dickerson
Chad Dickerson

	Chief Financial Officer (Principal Financial and Accounting Officer)	April 15, 2015
/s/ Kristina Salen
Kristina Salen

	Director	April 15, 2015
/s/ James W. Breyer
James W. Breyer

	Director	April 15, 2015
/s/ M. Michele Burns
M. Michele Burns

	Director	April 15, 2015
/s/ Jonathan D. Klein
Jonathan D. Klein

	Director	April 15, 2015
/s/ Melissa Reiff
Melissa Reiff

/s/ Fred Wilson	Director	April 15, 2015
Fred Wilson

EXHIBIT INDEX

		Incorporated by Reference

Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Eighth Restated Certificate of Incorporation of Registrant, as amended.	S-1	333-202497	3.1	3/4/15

4.2	Form of Amended and Restated Certificate of Incorporation of Registrant, to be effective upon completion of the Registrant’s public offering.	S-1/A	333-202497	3.2	3/31/15

4.3	Bylaws of the Registrant, as currently in effect.	S-1	333-202497	3.3	3/4/15

4.4	Form of Amended and Restated Bylaws of the Registrant, to be effective upon completion of the Registrant’s public offering.	S-1/A	333-202497	3.4	3/31/15

5.1	Opinion and Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.					X

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm. (Etsy, Inc.).					X

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm (Jarvis Labs, Inc.).					X

23.3	Consent of Pricewaterhouse Coopers LLP, Independent Registered Public Accounting Firm (Incubart SAS).					X

23.4	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1).					X

24.1	Power of Attorney (contained in the signature page hereto).					X

99.1	2006 Stock Plan and forms of agreements thereunder.	S-1	333-202497	10.2.1	3/4/15

99.2	Form of Stock Option Agreement under 2006 Stock Plan with Chad Dickerson.	S-1	333-202497	10.2.2	3/4/15

99.3	2015 Equity Incentive Plan and form of stock option agreement thereunder.	S-1/A	333-202497	10.3	4/14/15